O S H K O S H       C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH CORPORATION REPORTS FISCAL 2008 FOURTH
QUARTER AND FULL YEAR RESULTS

Reports Fourth Quarter Debt Reduction of $202.5 Million

Announces Fiscal 2009 Sales and EPS Estimate Ranges

        OSHKOSH, WI. – November 3, 2008 – Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2008 fourth quarter earnings per share (EPS) of $0.72 on sales of $1.90 billion and net income of $53.6 million. These results compare with EPS of $1.14 on sales of $1.79 billion and net income of $85.4 million in the prior year’s fourth quarter.

        For the fiscal year ended September 30, 2008, the Company reported, excluding impairment charges1, EPS of $3.37 on sales of $7.14 billion and net income of $252.4 million. Including pre-tax impairment charges of $175.2 million ($2.31 per share, net of taxes) recorded in the third quarter of fiscal 2008, the Company reported EPS of $1.06 and net income of $79.3 million for its fiscal year ended September 30, 2008. These results compare with EPS of $3.58 on sales of $6.31 billion and net income of $268.1 million for the fiscal year ended September 30, 2007.

        “We finished the year with a solid fourth quarter performance, driving strong cash flow and more than $200 million of debt reduction,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer. “Our growing defense business led the way in the quarter, which helped propel our full year revenue to more than $7 billion for the first time in our history.

1	Further information regarding operating results excluding impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

        “Looking ahead to fiscal 2009, debt reduction and cost management will remain priorities for us during this period of weaker global economies and uncertain credit markets. However, we intend to make limited strategic investments in global and new product development initiatives to continue moving our company forward,” said Bohn.

        Sales in the fourth quarter of fiscal 2008 increased 5.8 percent compared to last year’s fourth quarter. These results included strong demand for defense vehicles and armor kits as well as increased refuse collection vehicle and fire apparatus sales, offset in part by a decrease in sales for the Company’s access equipment segment products as a result of the slowdown in the U.S. and, to a lesser extent, European economies.

        Fourth quarter operating income decreased 31.9 percent to $122.1 million, or 6.4 percent of sales, compared to the prior year fourth quarter operating income of $179.2 million, or 10.0 percent of sales. The decrease in operating income was related primarily to lower operating income in the access equipment segment as a result of lower volume, higher raw material costs and adverse product mix.

        Factors affecting fourth quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales decreased 11.7 percent to $742.1 million for the fourth quarter of fiscal 2008 compared to the prior year quarter. Sales in North America declined more than 20 percent versus the comparable prior year quarter on significantly lower aerial work platform shipments as a result of weak U.S. construction markets. Sales in Europe declined nearly five percent. Sales continued to grow in emerging markets in the fourth fiscal quarter, and favorable foreign currency exchange rates also contributed to segment sales in the quarter.

        Operating income in the fourth quarter of fiscal 2008 decreased 56.2 percent to $50.2 million, or 6.8 percent of sales, compared to the prior year fourth quarter operating income of $114.5 million, or 13.6 percent of sales. The decrease in operating income was primarily the result of lower volume, higher raw material costs, in particular steel, and adverse product mix, offset in part by favorable foreign currency exchange rates.

        Defense – Defense segment sales increased 31.0 percent to $553.4 million for the fourth quarter of fiscal 2008, compared to the prior year fourth quarter due to the continuing requirements of the Company’s largest customer, the U.S. Department of Defense. During the fourth quarter of fiscal 2008, the Company experienced a substantial increase in sales of heavy-payload tactical vehicles for the U.S. Army and reducible-height armor kits for Medium Tactical Vehicle Replacement trucks for the U.S. Marine Corps.

        Operating income in the fourth quarter of fiscal 2008 increased 3.8 percent to $75.1 million, or 13.6 percent of sales, compared to the prior year fourth quarter operating income of $72.4 million, or 17.1 percent of sales. The decrease in operating income as a percent of sales compared to the prior year quarter reflected an increase in the production of vehicles under contracts renewed with lower negotiated margins, costs associated with a ramp-up to higher production levels, learning curve costs associated with the change to the new Heavy Expanded Mobility Tactical Truck A4 configuration and start-up losses under the Logistic Vehicle System Replacement (LVSR) vehicle contract. These items were offset in part by better absorption of fixed costs and improved performance on in-theater service work.

        Fire & Emergency – Fire & emergency segment sales increased 25.6 percent to $366.5 million for the fourth quarter of fiscal 2008 compared to the prior year quarter. The increase in sales reflected increased market penetration by the Company’s domestic fire apparatus business, higher sales at the Company’s international fire apparatus business as a result of a shift in the timing of multiple-unit sales from the third quarter to the fourth quarter of fiscal 2008 and strong airport products growth.

        Operating income increased 26.2 percent in the fourth quarter to $33.2 million, or 9.1 percent of sales, compared to the prior year quarter operating income of $26.3 million, or 9.0 percent of sales. The increase in operating income during the fourth quarter was primarily related to the higher sales in the segment, offset in part by the costs of a work stoppage that was settled during the quarter at a fabrication facility.

        Commercial – Commercial segment sales increased 4.7 percent to $261.2 million in the fourth quarter of fiscal 2008 compared to the prior year quarter. The increase in sales was caused by a more than 30 percent increase in domestic refuse collection vehicle sales as the Company believes customers worked to reduce the age of their fleets, offset in part by a 20 percent decline in sales of concrete placement products as a result of lower construction activity in the U.S.

        The commercial segment incurred an operating loss of $6.9 million, or (2.6) percent of sales, for the fourth quarter of fiscal 2008, compared to an operating loss of $3.1 million, or (1.2) percent of sales, in the prior year quarter. The operating losses in the fourth quarter of both fiscal 2008 and 2007 were caused by losses sustained at the Geesink Norba Group (Geesink), the Company’s European refuse collection vehicle business.

        Geesink sustained an operating loss of $10.7 million in the fourth quarter of fiscal 2008 as compared to a loss of $8.4 million in the prior year quarter. The loss in the fourth quarter of fiscal 2008 was driven by costs related to inefficiencies associated with the start-up of production of Norba-branded refuse collection vehicles in The Netherlands, restructuring costs of $4.5 million and higher material costs.

        Corporate and other – Corporate operating expenses and inter-segment profit elimination decreased $1.4 million to $29.5 million for the fourth quarter of fiscal 2008 compared to the prior year quarter. The decrease was the result of lower incentive compensation and travel costs, offset in part by additional information technology spending.

        Interest expense net of interest income decreased $9.4 million to $47.6 million in the fourth quarter of fiscal 2008, compared to the prior year quarter largely as a result of lower interest rates and the repayment of a portion of the borrowings incurred in connection with the JLG acquisition. Due to a focus on working capital management, the Company was able to reduce total debt by $202.5 million during the fourth quarter to $2.77 billion at September 30, 2008 as compared to $2.98 billion at June 30, 2008.

        The provision for income taxes in the fourth quarter of fiscal 2008 decreased to 26.1 percent of pre-tax income compared to 30.0 percent of pre-tax income in the prior year fourth quarter. The current year rate was positively impacted by the implementation of tax planning strategies, additional income in lower tax rate jurisdictions and the doubling of the domestic manufacturing deduction rate in 2008. The prior year rate reflected a favorable tax audit settlement and the re-instatement of the federal research and development tax credit. Because Congress did not act until October 2008 to extend the federal research and development tax credit, the Company will record a full twelve months of research and development tax credits in the first quarter of fiscal 2009.

Full Year Results

        For fiscal 2008, the Company recorded EPS of $1.06 and net income of $79.3 million. Excluding impairment charges1, the Company reported that EPS decreased 5.9 percent to $3.37 for fiscal 2008 on sales of $7.14 billion and net income of $252.4 million, compared to EPS of $3.58 for fiscal 2007 on sales of $6.31 billion and net income of $268.1 million. JLG was included in the Company’s operations for the full year in fiscal 2008 compared to only ten months in the prior year following its acquisition in December 2006. Strong international sales at JLG and increased defense segment sales also contributed to current year sales increases compared to the prior year, while the commercial segment experienced a significant decline in sales due to lower concrete mixer demand in North America, generally as a result of lower construction activity in the U.S., combined with the aftereffects of the pre-buy ahead of the 2007 diesel engine emissions standards changes.

        Operating income decreased 31.2 percent to $406.3 million, or 5.7 percent of sales, in fiscal 2008 and included a $175.2 million non-cash impairment charge for intangible assets at Geesink recorded during the third quarter of fiscal 2008. Excluding impairment charges1, operating income decreased 1.5 percent to $581.5 million, or 8.1 percent of sales, in fiscal 2008 compared to $590.3 million, or 9.4 percent of sales, in fiscal 2007. This decrease was driven primarily by lower earnings in the commercial and fire & emergency segments due to the weak U.S. economy, larger operating losses at Geesink, including plant rationalization and personnel redundancy costs, escalating raw material costs late in the fiscal year and higher corporate costs largely due to higher personnel costs and information technology spending. These items were largely offset by the inclusion of JLG results for the full year in fiscal 2008 as well as increased defense segment and international access equipment earnings on higher sales.

Fiscal 2009 Estimates

        The Company also announced its fiscal 2009 EPS expectations of $1.65 to $2.05 on projected sales of $6.3 to $6.7 billion. The Company expects continued weakness in economies worldwide to significantly affect sales in fiscal 2009, particularly in the access equipment and commercial segments, driving consolidated sales down from $7.1 billion in fiscal 2008. The Company expects that the decreases in these two segments will be partially offset by an increase in defense segment sales due to U.S. government requirements for new heavy-payload tactical vehicles. The Company expects consolidated operating income margins to be between 5 percent and 6 percent as a result of lower sales expectations and increases in the costs of raw materials in the access equipment segment, offset in part by the expected return to profitability of the Company’s commercial segment.

        The Company is proceeding with a plan to avoid seeking an amendment of its credit agreement by maintaining compliance with its financial covenants or at least delay seeking an amendment to mitigate the financial impact. The plan involves targeting $500 million or more of debt reduction in fiscal 2009 and maintaining strong fiscal management. If the Company is not successful in delivering the higher end of its EPS range and timely debt reduction of $500 million or more, then the Company will need to request an amendment to its credit agreement. In the event that the Company would need to amend its credit agreement, the Company would likely incur substantial fees and significantly higher interest costs than reflected in its EPS estimate range for fiscal 2009. The Company believes that an amendment could be obtained if ultimately necessary and believes that it has adequate liquidity to operate its business.

Dividend Announcement

        Oshkosh Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable November 25, 2008, to shareholders of record as of November 17, 2008.

        The Company will comment on fourth quarter and full year fiscal 2008 earnings and expectations for fiscal 2009 during a conference call at 9:00 a.m. EST this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com starting at 8:45 a.m. EST and follow the instructions for the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Non-GAAP Financial Measures

        The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, operating income margin, effective income tax rate, net income and EPS on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income, operating income margin, effective income tax rate, net income and EPS, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible asset impairment charges from fiscal 2008 operating results is useful to investors to allow a more accurate comparison of the Company’s operating performance to prior year periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.

        The table below presents reconciliations of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the fiscal year ended September 30, 2008 (in millions, except per share amounts):

Non-GAAP operating income	$581.5
Intangible asset impairment charges	(175.2)

GAAP operating income	$406.3

Non-GAAP net income	$252.4
Intangible asset impairment charges	(175.2)
Income tax benefit associated with intangible
asset impairment charges	2.1

GAAP net income	$79.3

Non-GAAP earnings per share	$3.37
Intangible asset impairment charges per share	(2.31)

GAAP earnings per share	$1.06

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the consequences of financial leverage associated with the JLG acquisition, especially given recent turmoil in the credit markets, the level of the Company’s borrowing costs and the Company’s ability to maintain compliance with financial covenants in its credit agreement; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global economic downturn and credit crisis; the Company’s ability to offset higher steel and raw material costs through other cost decreases or product selling price increases; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; the Company’s ability to turn around its Geesink business; risks related to the collectibility of access equipment receivables; and the potential for increased costs relating to compliance with changes in laws and regulations.

        In addition, the Company’s expectations for fiscal 2009 are based in part on certain assumptions made by the Company, including without limitation the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates globally; the performance of the U.S. and European economies; the level of the Company’s borrowing costs and that the Company will not need to amend its credit agreement to maintain compliance with financial covenants; the Company’s spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the Company’s ability to offset higher steel and raw material costs through decreases in other costs or product selling price increases; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies across the Company; the Company’s ability to turn around its Geesink business; the Company’s ability to turn around the Oshkosh Specialty Vehicle business sufficiently to support its current valuation resulting in no impairment charges; that their will be no further impairments of the Company’s other long-lived assets; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s estimates of the impact of changing Medicare reimbursement rates on capital spending of mobile medical providers; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles (FHTV) contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the LVSR contract and international defense truck contracts; the impact of rising costs under firm, fixed-priced contracts, including the FHTV and LVSR contracts; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse collection vehicles, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts and personnel; and the Company’s estimates for foreign currency exchange rates, working capital needs and effective income tax rates. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(In millions, except per share amounts)
Net sales	$1,896.5	$1,792.4	$7,138.3	$6,307.3
Cost of sales	1,616.6	1,465.1	5,955.0	5,204.5

Gross income	279.9	327.3	1,183.3	1,102.8
Operating expenses:
Selling, general and administrative	141.1	126.3	532.5	446.6
Amortization of purchased intangibles	16.7	21.8	69.3	65.9
Intangible asset impairment charges	--	--	175.2	--

Total operating expenses	157.8	148.1	777.0	512.5

Operating income	122.1	179.2	406.3	590.3
Other income (expense):
Interest expense	(50.0)	(57.9)	(212.4)	(200.8)
Interest income	2.4	0.9	7.4	6.3
Miscellaneous, net	(2.4)	(2.2)	(10.9)	(0.1)

	(50.0)	(59.2)	(215.9)	(194.6)

Income before provision for income
taxes, equity in earnings of unconsolidated
affiliates and minority interest	72.1	120.0	190.4	395.7
Provision for income taxes	18.8	36.0	118.1	135.2

Income before equity in earnings of
unconsolidated affiliates and
minority interest	53.3	84.0	72.3	260.5
Equity in earnings of unconsolidated
affiliates, net of income taxes	0.7	1.3	6.3	7.3
Minority interest, net of income taxes	(0.4)	0.1	0.7	0.3

Net income	$53.6	$85.4	$79.3	$268.1

Earnings per share
Basic	$0.72	$1.16	$1.07	$3.64
Diluted	$0.72	$1.14	$1.06	$3.58
Basic weighted average shares outstanding	74.2	73.7	74.0	73.5
Effect of dilutive stock options and
incentive compensation awards	0.4	1.3	0.8	1.3

Diluted weighted average shares outstanding	74.6	75.0	74.8	74.8

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,
	2008	2007
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$88.2	$75.2
Receivables, net	997.8	1,076.2
Inventories, net	941.6	909.5
Deferred income taxes	66.6	77.5
Other current assets	58.2	56.5

Total current assets	2,152.4	2,194.9
Investment in unconsolidated affiliates	38.1	35.1
Property, plant and equipment	756.4	667.3
Less accumulated depreciation	(303.1)	(237.7)

Property, plant and equipment, net	453.3	429.6
Goodwill	2,274.1	2,435.4
Purchased intangible assets, net	1,059.9	1,162.1
Other long-term assets	103.7	142.7

Total assets	$6,081.5	$6,399.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$93.5	$81.5
Accounts payable	639.9	628.1
Customer advances	296.8	338.0
Payroll-related obligations	104.8	105.0
Income taxes payable	11.1	64.0
Accrued warranty	88.3	88.2
Other current liabilities	228.8	243.2

Total current liabilities	1,463.2	1,548.0
Long-term debt, less current maturities	2,680.5	2,975.6
Deferred income taxes	308.9	340.1
Other long-term liabilities	237.0	138.7
Commitments and contingencies
Minority interest	3.3	3.8
Shareholders’ equity	1,388.6	1,393.6

Total liabilities and shareholders’ equity	$6,081.5	$6,399.8

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2008	2007
	(In millions)
Operating activities:
Net income	$79.3	$268.1
Non-cash impairment charges	175.2	--
Other non-cash adjustments	157.2	136.4
Changes in operating assets and liabilities	(21.3)	1.5

Net cash provided by operating activities	390.4	406.0
Investing activities:
Acquisition of businesses, net of cash acquired	--	(3,140.5)
Additions to property, plant and equipment	(75.8)	(83.0)
Additions to equipment held for rental	(42.5)	(19.0)
Proceeds from sale of property, plant and equipment	4.0	3.4
Proceeds from sale of equipment held for rental	13.0	11.2
Distribution of capital from unconsolidated affiliates	0.9	0.7
Decrease in other long-term assets	0.2	0.6

Net cash used by investing activities	(100.2)	(3,226.6)
Financing activities:
Proceeds from issuance of long-term debt	--	3,100.0
Debt issuance costs	--	(34.9)
Repayment of long-term debt	(304.7)	(96.8)
Net borrowings (repayments) under revolving credit facility	54.7	(79.9)
Proceeds from exercise of stock options	4.5	6.5
Purchase of Common Stock	(1.4)	(1.6)
Excess tax benefits from stock-based compensation	3.1	6.0
Dividends paid	(29.8)	(29.6)

Net cash (used) provided by financing activities	(273.6)	2,869.7
Effect of exchange rate changes on cash	(3.6)	4.1

Increase in cash and cash equivalents	13.0	53.2
Cash and cash equivalents at beginning of period	75.2	22.0

Cash and cash equivalents at end of period	$88.2	$75.2

Supplementary disclosure:
Depreciation and amortization	$152.9	$129.0

OSHKOSH CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(In millions)
Net sales:
Access equipment	$742.1	$840.0	$3,085.9	$2,539.5
Defense	553.4	422.5	1,891.9	1,416.5
Fire & emergency	366.5	291.8	1,192.8	1,142.2
Commercial	261.2	249.6	1,037.0	1,248.3
Intersegment eliminations	(26.7)	(11.5)	(69.3)	(39.2)

Consolidated	$1,896.5	$1,792.4	$7,138.3	$6,307.3

Operating income (loss):
Access equipment	$50.2	$114.5	$360.1	$268.4
Defense	75.1	72.4	265.2	245.0
Fire & emergency	33.2	26.3	93.9	107.5
Commercial (1)	(6.9)	(3.1)	(204.0)	57.7
Corporate and other	(29.5)	(30.9)	(108.9)	(88.3)

Consolidated	$122.1	$179.2	$406.3	$590.3

(1)	Includes Geesink impairment charges totaling $175.2 million in the year ended September 30, 2008.

	September 30,
	2008	2007
	(In millions)
Period-end backlog:
Access equipment	$330.0	$854.1
Defense	1,199.2	1,554.8
Fire & emergency	633.2	577.5
Commercial	191.4	191.4

Consolidated	$2,353.8	$3,177.8

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